UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: February 17, 2017

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

Nasdaq Compliance

On February 21, 2017, EnteroMedics Inc. (the “Company”) issued a press release announcing that the Company received a letter on February 17, 2017 from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Staff had determined that the Company was again in compliance with Nasdaq Listing Rule 5550(b) (the “Rule”) after the closing of the Company’s underwritten public offering of units for gross proceeds of $19.0 million on January 23, 2017.  The letter further stated that the Company has evidenced compliance with all requirements for continued listing on The Nasdaq Capital Market and the matter is now closed.  The Company had previously disclosed on a Current Report on Form 8-K filed on May 13, 2016 that the Company was not in compliance with the Rule because it did not have stockholders’ equity of at least $2.5 million.

As previously disclosed on a Current Report on Form 8-K filed on January 31, 2017, the Company attended a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) on January 12, 2017 related to the Company’s previously reported non-compliance with the Rule and Nasdaq’s $1.00 per share bid price requirements. On January 30, 2017, the Panel issued a decision deeming the Company in compliance with the $1.00 per share bid price requirement and requiring the Company to make a filing demonstrating its return to compliance with the minimum shareholders’ equity requirement following the closing of the underwritten public offering referenced above. As required by the Panel, the Current Report on Form 8-K filed on January 31, 2017 stated that the Company was again in compliance with the Rule.

A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Earnings Release Conference Call

Pursuant to the press release issued on February 21, 2017, the Company announced that it will host a conference call on Tuesday, March 7, 2017 at 11:00 AM Eastern Time to discuss financial results for the fourth quarter ended December 31, 2016 and to provide an update on the commercialization of the Company's vBloc® Neurometabolic Therapy.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated February 21, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Scott P. Youngstrom
Scott P. Youngstrom
Chief Financial Officer and Chief Compliance Officer

Date:  February 21, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 21, 2017